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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                        Three Months Ended June 30, 2007

ENFIELD, CT, August 1, 2007 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported net income for the quarter ended June 30, 2007 of $49,000, or $0.01 per diluted share as compared to $270,000, or $0.05 per diluted share, reported for the same quarter a year ago. During the current year quarter, the Company sold $6.4 million of securities, recording a loss of $222,000 ($199,000 on an after-tax basis), as it restructures its balance sheet to provide a better yield on investments. Exclusive of the loss on the sale of these securities, net income for the quarter would have been $248,000. Earnings for the quarter ended June 30, 2007 do not include the operations of Valley Bank, which was acquired on July 12, 2007. In connection with the acquisition, each share of First Valley Bancorp, Inc., the former parent of Valley Bank, was converted into $9.00 in cash and 0.8907 shares of the Company, resulting in the issuance of 1,068,885 shares and $10.8 million in cash.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended June 30, 2007 increased by $72,000, or 3.0%, compared to the three months ended June 30, 2006. The increase for the quarter was primarily due to an increase in average interest earning assets of $27.1 million and a 37 basis point increase in yield on average interest earning assets, partially offset by a $24.7 million increase in average interest bearing liabilities and an 80 basis point increase in the rate paid on average interest bearing liabilities. The changes of the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to decrease from 3.29% for the quarter ended June 30, 2006 to 2.86% for the quarter ended June 30, 2007. The Company's net interest margin for the quarter ended June 30, 2007 was 3.60% compared to 3.89% in the year earlier period.

LOANS AND DEPOSITS GROW
At June 30, 2007, total assets were $292.5 million, an increase of $8.3 million, or 2.9%, from March 31, 2007. Net loans outstanding increased $777,000, or 0.4%, to $199.2 million at June 30, 2007 compared to March 31, 2007. The increase in loans was primarily due to an increase of $1.8 million in commercial mortgage loans, a $1.1 million increase in commercial loans and a $927,000 increase in consumer loans, partially offset by a $1.5 million decrease in multi-family loans and a $1.2 million decrease in construction loans. At June 30, 2007 commercial real estate and commercial loans accounted for 31.8% of the loan portfolio. Total deposits increased $3.2

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million,  or 1.8%,  to $184.9  million at June 30, 2007 from  $181.7  million at
March 31, 2007. Securities sold under agreements to repurchase increased $4.9 million from $9.2 million at March 31, 2007 to $14.1 million at June 30, 2007. Federal Home Loan Bank advances decreased $653,000, or 1.9%, to $32.9 million at June 30, 2007 compared to $33.6 million at March 31, 2007.

NONINTEREST INCOME
Affecting noninterest income for the three months ended June 30, 2007 was a $225,000 loss on sale of investments, of which $222,000 was related to the sale of two mutual funds, totaling $6.4 million. One of these mutual funds has been owned for over 15 years and the other for over 5 years. Based on the forecasts for interest rates and the continued loss position of the funds, the Company decided to sell the funds and reinvest the proceeds in loans and other investments. Besides the loss on sale of investments, all other noninterest income categories were consistent.

INCOME TAX EXPENSE
Income tax expense increased from $120,000 for the three months ended June 30, 2006 to $148,000 for the three months ended June 30, 2007. The effective tax rates were 75.1% and 30.8% for the three months ended June 30 2007 and 2006, respectively. The $225,000 loss on sale of the mutual funds described above is considered a capital loss and can only be offset by capital gains. The Company was able to offset $68,000 of the loss from a capital gain recorded two years ago; however the Company is not able to record a tax benefit on the remaining $154,000 capital loss. The $154,000 is allowed to be carried forward to offset future capital gains, if any.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.


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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)

Income Statement Data              Three Months Ended
---------------------              ------------------
                                        June 30,
                                        --------
                                     2007       2006
                                   -------    -------
Net interest and dividend income   $ 2,392    $ 2,320
Provision for loan losses          $    62    $    61
Noninterest income                 $   (30)   $   209
Noninterest expense                $ 2,103    $ 2,078
Net income                         $    49    $   270
Earnings per share:
   Basic                           $  0.01    $  0.05
   Diluted                         $  0.01    $  0.05

Dividend per share                 $  0.03    $  0.03


Balance Sheet Data       June 30, 2007    March 31, 2007
------------------       -------------    --------------
Total assets                $292,507         $284,158
Total loans, net            $199,224         $198,447
Allowance for loan losses   $  1,935         $  1,875
Total deposits              $184,886         $181,675
Repurchase agreements       $ 14,143         $  9,177
FHLB advances               $ 32,934         $ 33,587
Total equity                $ 56,953         $ 57,266
Book value per share(1)     $  11.53         $  11.65


Key Ratios                    Three Months Ended
----------                    ------------------
                                   June 30,
                                   --------
                               2007       2006
                               ----       ----
Return on average assets       0.07%      0.41%
Return on average equity       0.34%      1.88%
Net interest margin            3.60%      3.85%

(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.64 and $10.71 at June 30, 2007 and March 31, 2007.

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